Lithia Announces Acquisition of Volkswagen Store

MEDFORD, OR -- (Marketwired - February 10, 2014) - Lithia Motors, Inc. (NYSE: LAD) announced that we acquired Hammer Lane Volkswagen in Stockton, California. The store will be named Volkswagen of Stockton and adds $20 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, "This marks the fourth store we've acquired in the Stockton area in the last four months. We believe the proximity to our recently purchased Nissan, Kia and Toyota stores builds scale in an attractive market for Lithia. This is the second Volkswagen store we have acquired in the last year as we continue our growth with this desirable brand."

About Lithia
Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 28 brands of new vehicles and all brands of used vehicles at 96 stores in 12 states. Lithia also arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Sites
www.lithia.com
www.lithiainvestorrelations.com
www.lithiacareers.com
www.assuredservice.com

Lithia Motors on Facebook
http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter
http://twitter.com/lithiamotors

Contact:
John North
VP Finance and Controller
(541) 618-5748